SECURITIES SUBSCRIPTION AND OPTION AGREEMENT

THIS SECURITIES SUBSCRIPTION AND OPTION AGREEMENT (“Agreement”) is made as of the 12th day of April, 2012, by and among:

1.	Gecko Landmarks Limited, a limited liability company formed under the laws of Finland and having a registration number of 2155023-9 (the “Company”),

2.	Mr. Pasi Riipinen, Mr. Arto Tiitinen, Mr. Markus Vajanne, Primatrix Oy, Mr. Asmo Soinio, Mr. Gavin Sheppard, Mr. Albert Enriquez (the “Shareholders”)

3..	First Corporation, a Colorado corporation, having its principal place of business at Maranello, Watch House Green, Felsted, Essex, CM6 3EF, United Kingdom (the “Investor”).

WITNESSETH:

A. The Investor wishes to subscribe, and the Company wishes to offer for subscription and issue to the Investor, upon the terms and conditions stated in this Agreement, 11,112 shares (the “Shares”) of the Company’s share capital, (the “Share Capital”) and an option (the “Option”) to subscribe additional shares of the Company such that the Investor will own 33% of all issued shares of the Company’s Share capital following the exercise of the Option;

B. The aggregate subscription price for the Shares shall be One Million Dollars $1,000,000 (the “Subscription Price”); and

D. Contemporaneous with the subscription of the Shares, the parties hereto, together with the other shareholders of the Company, will execute and deliver a Shareholders’ Agreement, in substantially the form attached hereto as Exhibit A (the “Shareholders Agreement”), which will provide, among others, certain minority shareholder protection.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Share Capital” means the Company’s share capital and any securities into which the share capital may be reclassified.

“Company’s Knowledge” means the actual knowledge of the executive officers of the Company, after due inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Disclosure Material” means this Agreement (including but not limited to the Disclosure Schedules) and any written information whatsoever concerning the Company and its business provided or made available (in connection with the due diligence review or otherwise) to the Investor or any of its advisors or the representatives, employees, officers of the Investor or such advisors.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

“Option” means the option granted by the Company to the Investor pursuant to Section 2.2 hereof.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Shareholders’ Meeting” has the meaning set forth in Section 3.

“Shareholders’ Resolution” means a minutes of the Shareholders’ Meeting duly signed by at least two shareholders of the Company.

“Subscription Price” means One Million US Dollars (US$1,000,000).

“Shares” means the shares of share capital to be subscribed pursuant to this Agreement, but excluding the shares under the Option.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement and the Shareholders’ Agreement.

2. Issuance and Subscription of the Shares; Grant of Option.

2.1 Subject to the terms and conditions of this Agreement, on the 20th day following distribution by the Investor of the Schedule 14C related to this Agreement to its shareholders (which in turn has been agreed to take place at the latest on the second Business Day following SEC’s acceptance or signing off of the said Schedule 14C (the “Closing Date”), the Investor shall subscribe, and the Company shall issue and offer for subscription to the Investor (such actions collectively the “Closing”), the Shares which shall as of the Closing Date comprise ten percent (10%) of the issued Share Capital.

2.2 As additional consideration for the payment of the Subscription Price and subject to the terms and conditions of this Agreement, effective as of the Closing Date, the Company hereby grants to the Investor an option (the “Option”) to subscribe such number of additional shares as shall bring the Investor’s equity ownership to 33% of the issued and outstanding share capital of the Company. The Option shall be exercisable at any time within six months of the Closing Date at an aggregate exercise price of Three Million Four Hundred Fifty Thousand US Dollars (US$3,450,000)

3. Closing.

3.1 At the Closing the following actions will be taken:

(i)	a shareholders’ meeting of the Company will be held, which meeting will resolve to issue shares to the Investor (the “Shareholders’ Meeting”);

(ii)	the Company will deliver a certified copy of the Shareholders’ Resolution to the Investor;

(iii)	the Investor will subscribe the Shares by signing a subscription document;

(iv)	the shareholders of the Company, the Company and the Investor shall execute the Shareholders’ Agreement;

(iv)	the Investor shall transmit to the Company, in good, immediately available funds, the amount of the Subscription Price in accordance with the instructions provided to the Investor by the Company no later than 48 hours prior to the Closing; and

(v)	the board of directors of the Company will approve the subscription.

3.2 At the Closing, upon receipt of the Subscription Price, the Company shall deliver to the Investor a certified copy of the share registry reflecting issuance of the Shares to and in the name of the Investor.

3.3 Immediately prior to the payment of the Subscription Price and delivery of the share registry, the parties shall deliver the following:

(i) each of the parties shall execute and deliver to the other(s) the Shareholders’ Agreement, which shall bear the signature of all of the shareholders of the Company;

(ii) the Company and, to the extent applicable, the Shareholders shall deliver to the Investor one or more certificates certifying that the representations and warranties made by the Company in this Agreement remain true and correct as of the Closing Date, that the Shares have been validly issued, the accuracy of shareholder and board resolutions approving the issuance of the Shares and the incumbency of the officers signing all closing documents; and

(iii) the Investor shall deliver to the Company one or more certificates certifying that the representations and warranties made by the Investor in this Agreement remain true and correct as of the Closing Date, that the Investor has complied with all necessary regulatory requirements for the subscription of the Shares, the accuracy of shareholder and board resolutions approving the subscription of the Shares and the incumbency of the officers signing all closing documents.

3.4 Promptly after the payment of the Subscription Price, the Company shall register the Shares in the Finnish Trade Register.

4. Due Diligence.

4.1 The parties acknowledge that the Investor has been given the opportunity to conduct and the Investor has conducted a due diligence review of the Company to the extent deemed appropriate by the Investor. In connection with such review, the Investor and its representatives have been given access to and have received documentation and other information on the Company and its business as requested by them, and questions raised by the Investor and its representatives have been answered or settled in a manner satisfactory to the Investor.

4.2 The Investor acknowledges and agrees that in entering into this Agreement it is not only relying on the representations and warranties of the Company, but also on its own investigation, understanding and analysis of the Company and its business and related documentation and information.

5. Representations and Warranties of the Company. The Company hereby makes the representations and warranties set out in Sections 5.1–5.20 (collectively, the “Company’s Warranties”) to the Investor. The Company’s Warranties are qualified by any matters and circumstances fairly disclosed in the Disclosure Material or set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”)., and no breach of the Company’s Warranties made shall be deemed to have occurred to the extent that a matter or circumstance being contrary to or otherwise constituting a breach or potential breach of the Company’s Warranties made is fairly disclosed in the Disclosure Material or set forth in the Disclosure Schedules.

5.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries, if any, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. The Company’s Subsidiaries are listed on Schedule 5.1 hereto.

5.2 Authorization. The Company has full power and authority and, except as described in Schedule 5.2, has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the issuance (or reservation for issuance) and delivery of the Shares. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3 Capitalization. Schedule 5.3 sets forth (a) the share capital of the Company on the date hereof; (b) the number of the Company’s shares issued and outstanding; (c) the number of shares issuable pursuant to the Company’s stock plans, if any; and (d) the number of shares issuable and reserved for issuance pursuant to securities, if any, exercisable for, or convertible into or exchangeable for any shares of the Company. All of the issued and outstanding shares of the Company have been validly issued and are fully paid, nonassessable and free of contractual pre-emptive rights and were issued in full compliance with applicable law and any rights of third parties. Except as described on Schedule 5.3, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described on Schedule 5.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described on Schedule 5.3, and except for the Shareholders’ Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them.

Except as described on Schedule 5.3, the issuance of the Shares and the Option hereunder will not obligate the Company to issue shares or other securities to any other Person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Except as described on Schedule 5.3, the Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

5.4 Valid Issuance. When issued and paid for pursuant to this Agreement, the Shares and the Option will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investor), except for restrictions on transfer set forth in the Transaction Documents. Upon the due exercise of the Option (including the full payment of the aggregate exercise price set forth in Section 2.2), the shares under the Option will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investor.

5.5 Consents. Except as described in Schedule 5.5, the execution, delivery and performance by the Company of the Transaction Documents, and the offer and issuance of the Shares and the Option, require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official, all of which the Company undertakes to file within the applicable time periods.

5.6 Business. The Company is engaged in all material respects only in the business described in the Business Plan of the Company, dated as of February 2nd 2012 and financial data included therein, and the Business Plan contain a complete and accurate description in all material respects of the business of the Company.

5.7 Use of Proceeds. The net proceeds from this Offering will be used for working capital to fund growth.

5.8 No Material Adverse Change. Since the date of the Company’s Business Plan except as identified and described on Schedule 5.8, there has not been:

(a) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Business Plan, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(b) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the share capital of the Company, or any redemption or repurchase of any securities of the Company;

(c) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company;

(d) any waiver, not in the ordinary course of business, by the Company of a material right or of a material debt owed to it;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(f) any change or amendment to the information set forth in the Finnish Trade Register regarding the Company and Company’s Articles of Association, or material change to any material contract or arrangement by which the Company is bound or to which any of their respective assets or properties is subject;

(g) any material labor difficulties or labor union organizing activities with respect to employees of the Company;

(h) any material transaction entered into by the Company other than in the ordinary course of business;

(i) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company;

(j) the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(k) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

5.9 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance of the Shares and the Option will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Memorandum and Articles of Association, as in effect on the date hereof (true and complete copies of which have been made available to the Investor), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Company or its assets or properties, or (b) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of its assets or properties is subject.

5.10 Tax Matters. The Company has timely prepared and filed all tax returns required to have been filed by the Company with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company, taken as a whole. All taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any of its assets or property.

5.11 Title to Properties. Except as disclosed in Schedule 5.11, the Company has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in Schedule 5.11, the Company holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

5.12 Certificates, Authorities and Permits. The Company possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

5.13 Labor Matters. The Company is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization.

5.14 Intellectual Property. Except as specified in Schedule 5.14:

(a) All Intellectual Property of the Company is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable. No Intellectual Property of the Company which is necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened. No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s business as currently conducted or as currently proposed to be conducted to which the Company is a party or by which any of their assets are bound (other than  generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(c) The Company owns or has the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s business as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, other than licenses entered into in the ordinary course of business. The Company has a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in its business.

(d) To the Company’s Knowledge, the conduct of the Company’s business as currently conducted does not infringe or otherwise impair or conflict with any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company which are necessary for the conduct of Company’s and business are not being infringed by any third party. There is no litigation or order pending or outstanding or, to the Company’s Knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company, and the Company’s use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(e) The consummation of the transactions contemplated hereby will not result in the alteration, loss, impairment of or restriction on the Company’s ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s business.

(f) The Company has taken reasonable steps to protect its rights in Intellectual Property and Confidential Information. Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s business has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof, except where the failure to do so has not had and could not reasonably be expected to have a Material Adverse Effect. Except under confidentiality obligations, there has been no material disclosure of any of the Company’s Confidential Information to any third party.

5.15 Environmental Matters. Except as specified in Schedule 5.15, to the Company’s Knowledge, the Company is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances.

5.16 Litigation. Except as described on Schedule 5.16, there are no pending actions, suits or proceedings against or affecting the Company, or any of its properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

5.17 Financial Statements. The financial statements included in the Business Plan present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown. Except as set forth in the financial statements of the Company included in the Business Plan the Company has not incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

5.18 Insurance Coverage. Except as set forth on Schedule 5.18, he Company maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

5.19 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than as described in Schedule 5.19.

5.20 Transactions with Affiliates. Except as disclosed on Schedule 5.20, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

6. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

6.1 Organization and Existence. It is a validly existing corporation, and has all requisite individual, corporate, partnership or limited liability company power and authority to invest in the Shares pursuant to this Agreement.

6.2 Authorization. The execution, delivery and performance by the Investor of the Transaction Documents have been duly authorized and will each constitute the valid and legally binding obligation of such Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally, and the Investor has complied, or as of the Closing Date, will have complied, with all US securities laws and regulations governing the subscription of the Shares and acceptance of the Option by the Investor.

6.3 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

7. Conditions to Closing.

7.1 Conditions to the Investor’s Obligations. The obligation of the Investor to subscribe the Shares at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a) The representations and warranties made by the Company in Section 4 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date, and, the representations and warranties made by the Company in Section 4 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specific date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the issuance of the Shares and the Option and the consummation of the other transactions contemplated by the Transaction Documents to be consummated on or prior to the Closing Date, all of which shall be in full force and effect.

(c) The Company and the Shareholders shall have executed and/or delivered all documents or other materials required to be so executed and/or delivered prior to the subscription of the Shares under Section 3 hereof in the agreed form and substance, or, where applicable, in form and substance otherwise satisfactory to the Investor.

(d) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(e) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a) and (b) of this Section 7.1.

7.2 Conditions to Obligations of the Company. The Company’s obligation to issue the Shares at the Closing and the Option is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by the Investor in Section 6 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The representations and warranties made by the Investor in Section 6 hereof shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investor shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(c) The Investor shall have delivered or shall simultaneously deliver the Subscription Price to the Company.

7.3 Termination of Obligations to Effect Closing; Effects.

(a) The outstanding obligations of the Company, on the one hand, and the Investor, on the other hand, to effect the Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Investor;

(ii) By the Company if any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment, and shall not have been waived by the Company; or

(iii) By the Investor if any of the conditions set forth in Section 7.1 shall have become incapable of fulfillment or have not been fulfilled by October 31, 2012, due to no reason on the part of the Investor, and shall not have been waived by the Investor;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) Nothing in this Section 7.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

8. Covenants and Agreements of the Company.

8.1 Reports. The Company will furnish to the Investor and/or their assignees such information relating to the Company as from time to time may reasonably be requested by the Investor and/or their assignees; provided, however, that the Company shall not disclose material nonpublic information to the Investor, or to advisors to or representatives of the Investor, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

8.2 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investor under the Transaction Documents.

8.3 Insurance. The Company shall not materially reduce the insurance coverages described in Section 5.19.

8.4 Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

8.5 Board Representation. The Shareholders shall take all action necessary to ensure that the Investor has the right to appoint one (1) Director to the Company’s board of directors for so long as the Investor holds an equity interest in the Company equaling a minimum of 10% the Company’s share capital.

9. Survival and Claims.

9.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

9.2 Compensation. The Company’s and the Shareholders’ liability relating to the transactions contemplated by this Agreement shall be governed exclusively by this Agreement. Subject to the limitations of liability set out in this Section 9 or elsewhere in this Agreement, if there is a breach of the Company’s Warranties or other provisions of this Agreement and a claim is made against the Company in accordance with this Agreement, the Company shall compensate the Investor with an amount in US Dollars corresponding to the amount of any and all losses, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any related action, claim or proceeding, pending or threatened and the costs of enforcement thereof) actually incurred by the Investor as a direct result of such breach (the “Compensation”).

The Compensation shall be the sole and exclusive remedy available to the Investor. Except as set forth in Section 7, no remedy under the Finnish Sale of Goods Act (355/1987, as amended) or any other law or legal principle shall be available to the Investor, including but not limited to the right to rescind or terminate this Agreement, to withhold any payment or to set-off any claim or receivable.

9.3 Limitations of the Company’s Liability. Save for cases of intentional misrepresentation, gross negligence or willful conduct, the Company’s liability shall be limited as follows:

(a) Except for a breach of the Company’s Warranties set out in Sections 5.1–5.5, no claim may be made by the Investor and no Compensation shall be payable by the Sellers unless the claim or the aggregate amount of the claims, subject to any limitations under this Section 10.2, exceeds Forty Thousand US Dollars (US$40,000), in which event the entire Compensation (and not just the amount of the claims exceeding such threshold) shall be payable to the Investor. No individual loss or claim the amount of which is less than Ten Thousand US Dollars (US$10,000) shall be taken into account when establishing the amount of a claim or the aggregate amount of claims. Individual losses that result from the same root cause or otherwise from the same grounds will be considered as one individual loss for the purpose of determining whether an individual loss will meet the aforementioned threshold.

(b) No claim may be made by the Investor and no Compensation shall be payable by the Company more than once in relation to one and the same matter (whether based on the same or a different Company’s Warranty) or based on a breach of a general Company’s Warranty, if a more specific Company’s Warranty has also been given. No claim may be made and no Compensation shall be payable for a higher amount than on a dollar-for-dollar basis, nor shall any multiple be used in calculating the amount of a loss.

(c) Except for a breach of the Company’s Warranties set out in Sections 5.1–5.5, the aggregate liability of the Company for whatever reason and under all circumstances shall be limited to the maximum of Five Hundred Thousand US Dollars (US$500,000).

(d) No claim may be made by the Investor and no Compensation shall be payable by the Company if and to the extent that specific reserves have been made for the respective losses or the same are otherwise reflected in the 2011 Annual Accounts of the Company.

(e) If the loss is a tax deductible item and can actually be or has been actually deducted from the taxes otherwise payable by the Company, the claim shall be reduced by an amount equal to the amount of loss multiplied by the applicable statutory corporate tax rate.

(f) No Compensation shall be payable by the Company if and to the extent that the loss is contingent or otherwise not capable of being quantified unless and until such loss is finally established and due and payable.

(g) No claim may be made by the Investor and no Compensation shall be payable by the Company if and to the extent that the loss or the claim is based on any matter or circumstance fairly disclosed in the Disclosure Material or set forth in the Disclosure Schedules.

(h) No claim may be made by the Investor and no Compensation shall be payable by the Company if and to the extent that the loss occurs as a result of any law not in force on the Closing Date or taking effect retroactively, any increase in the statutory tax rates in force on the Closing Date, or any change in accounting principles, practices or interpretation of the relevant authorities or in general economic, financial, regulatory or political conditions.

(i) No claim may be made by the Investor and no Compensation shall be payable by the Company if and to the extent that the loss (i) had not arisen but for an act or omission by the Investor or any individual or entity deriving title from the Investor after the Closing; or (ii) occurs as a result of an act carried out, or approved or otherwise contributed to by the Investor.

(j) No claim may be made by the Investor and no Compensation shall be payable by the Company if and to the extent that the breach is corrected prior to such claim being made by the Investor or prior to such Compensation being payable by the Company as the case may be, or the loss is actually compensated or recovered under an insurance policy or otherwise.

(k) No claim may be made by the Investor and no Compensation shall be payable by the Company if and to the extent that the Investor has not used its reasonable efforts to mitigate the loss.

(l) No Claim may be made by the Investor and no Compensation shall be payable by the Company for any indirect or consequential loss.

(m) No Claim may be made by the Investor and the Investor’s right to Compensation shall expire unless a written notice of the claim, accompanied by reasonable particulars specifying the nature of the breach, the basis for the claim and a reasonable estimate of the amount of loss, has been given to the Company within sixty (60) days of the day when the Investor became, or should have reasonably become, aware of any matter or circumstance giving rise to the claim. Except for a breach of the Company’s Warranties set out in Sections 5.1–5.5, the Investor’s right to make claims and to receive Compensation shall expire at 11:59 p.m. on 30 September 2012. For a breach of the Company’s Warranties set out in Sections 5.1–5.5, the Investor’s right to make claims and to receive Compensation shall expire at 11:59 p.m. on 30 March 2014.

(n) Any claim, which may have been made by the Investor under this Agreement, provided that such claim has not previously been satisfied, settled or withdrawn, shall be deemed to have been withdrawn and expired at 11:59 p.m. on the date following a period of six (6) months from the expiration date of the claim period, unless legal proceedings based on such claim have been commenced against the Company by such time.

10. Miscellaneous.

10.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable, provided, however, that the Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a private transaction without the prior written consent of the Company or the other Investor, after notice duly given by such Investor to the Company provided, that no such assignment or obligation shall affect the obligations of such Investor hereunder. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

10.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile or e-mail, then such notice shall be deemed given upon completed transmittal, and (iii) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Tekniikantie 14

02150 Espoo

Finland

Fax No.: ________________

E-mail: _________________

If to the Investor:

Maranello, Watch House Green

Felsted, Essex, CM6 3EF

United Kingdom

Fax No.: 0044 1371 822 170

E-mail: paul@carusouk.com

With a copy to:

Mary P. O’Hara, Esq.

Madama Griffitts O’Hara LLP

257 Park Avenue South

5th Floor

New York, NY 10010

Fax No.: 212-209-5460

E-mail: mohara@madama-law.com

10.5 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith.

10.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities subscribed under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

10.7 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investor without the prior consent of the other party, which consents shall not be unreasonably withheld, except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the party making such public release or announcement shall allow the other party, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

10.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

10.9 Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

10.10 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

10.11 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of Finland excluding the application of the conflict of law rules thereof. Any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby, or the breach, termination or validity thereof shall be submitted to and settled by arbitration in accordance with the Rules of the Arbitration Institute of the Finland Chamber of Commerce..

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

GECKO LANDMARKS LIMITED

By:	/s/ Pasi Riipinen
Pasi Riipinen, Chief Executive Officer

INVESTOR:

FIRST CORPORATION

By:	/s/ Andrew Clarke
Andrew Clarke, Chief Executive Officer

SHAREHOLDERS:

By:

By:

By:

By:

By:

By:

By:

Exhibit A

(Form of Shareholders’ Agreement)